EXHIBIT 10.1

Samuel F. Baxter Direct Dial: (214) 978-4016 sbaxter@mckoolsmith.com	McKool Smith A PROFESSIONAL CORPORATION • ATTORNEYS 300 Crescent Court, Suite 1500 Dallas, Texas 75201	Telephone: (214) 978-4000 Telecopier: (214) 978-4044

June 8, 2009

Kendall Larsen
Chief Executive Officer
VirnetX, Inc.
5615 Scotts Valley Drive, Suite 110
Scotts Valley, CA  95066

RE:	Microsoft Litigation

Dear Kendall:

We are pleased to confirm McKool Smith’s (the “Firm’s”) representation of VirnetX, Inc. (the “Client”) as counsel in the above-referenced matter.  It is the Firm’s policy to set forth at the beginning of our representation the scope and terms of our representation and the manner in which we bill for our legal services, related ancillary services and disbursements advanced by the firm.  We believe that a clear understanding of these matters is helpful in maintaining a harmonious, professional relationship.  I encourage you to consider carefully the contents of this letter and to ask any questions that you have about the terms of the letter.

Each of the lawyers in the Firm has, through experience and training, developed certain expertise.  In order to provide you with cost-effective legal service, it is our practice, as time and work schedules permit, to refer matters internally to those individuals who can perform the highest quality work at the lowest cost.  In addition, we employ staff members who are not licensed to practice law, but who are capable of performing (under the supervision of a licensed attorney) legally related tasks requiring a lower level of experience or expertise so as to facilitate the most efficient rendering of services.  As a result, in addition to my services, VirnetX will find services being performed by other individuals within the Firm.  Although Luke McLeroy will handle the day-to-day responsibilities on this case, I will ultimately be responsible for assuring that the work performed on VirnetX’s behalf is performed to your satisfaction.  While I certainly do not expect that VirnetX will find the legal representation of our firm unsatisfactory in any respect, I do encourage VirnetX to discuss any problems that may arise so that we may resolve them promptly.

I presently charge for my services an hourly rate of [***], and Luke McLeroy charges an hourly rate of [***] for his services.  Currently other attorneys in the firm have rates ranging from [***] to [***].  These rates are subject to change with 30 days notice.  Our statements for legal services will include the current billing rates for all lawyers involved in the matter.

Confidential Treatment Requested

Kendall Larsen
VirnetX, Inc.
June 8, 2009

In addition to legal fees, we will bill you on a monthly basis for any ancillary services such as messenger delivery, photocopying by us or outside copy services, document imaging, computerized research, etc., if needed and used for your matter.  In the case of certain hearings, mediations, arbitrations and at trial there will be charges for the preparation of graphics and multimedia presentations.  These charges can be significant.  Invoices for significant out-of-pocket expenses, in excess of $______ may be sent to you from time to time for payment direct to our suppliers.  All charges by outside suppliers will be billed to you at our cost.  If cost is not readily determinable from the invoice because of shared services or other reasons, we will use reasonable methods to estimate or determine the cost included in our bills.

We will bill you for our services on a monthly basis.  Among other things, this allows you to monitor both current and cumulative legal fees.  If you dispute any charge, please deduct the amount and pay the remainder of the invoice.  The billings are due within thirty days of when you receive them.  Moreover, if, during the course of our representation, billing disputes arise which remain unresolved or if timely payment is not made, we reserve the right to withdraw from further representation after appropriate notice in accordance with ethical standards and court requirements.

Notwithstanding anything else herein to the contrary, the terms of the Term Sheet attached hereto as Exhibit A shall be incorporated herein by this reference and in the event of any conflict between this engagement letter and the Term Sheet, the terms in the Term Sheet shall supersede the terms of this engagement letter.

We understand that Kendall Larsen will be responsible for approval and processing of all invoices in this matter.  Accordingly, all original invoices regarding this matter will be forwarded directly to Kendall Larsen for your review, approval and transmittal to the appropriate company representative for payment.  I urge you and VirnetX to raise questions with me regarding our invoices as soon as you have any questions, so that we can resolve any problems promptly.

Client agrees that the Firm has not been retained to review or advise VirnetX with respect to insurance coverage for the event or transaction in question.  We strongly recommend that VirnetX conduct a review of any potentially applicable insurance coverage and place appropriate carriers on notice of any potential claim.  Should you desire additional advice in this area, we agree that you will make such request in writing.

Client agrees that the Firm does not assume responsibility for advising Client about community property issues, tax consequences or deductibility of any recovery or expenses, or estate planning or investment issues with regard to the payment of any claimed amount or recovery if any, or administrative benefits and/or remedies available to Client due to disability.  The attorneys make no representations or guarantees regarding the tax consequences of any payment or recovery obtained on behalf of the Client, and are offering no tax advice with regard to these matters.  Client agrees to rely on other advisers for advice on those matters, and Client acknowledges that the Firm has informed the Client that the Client should seek such advice in this case and that this case could have unanticipated financial or tax consequences for the Client.

Confidential Treatment Requested

Kendall Larsen
VirnetX, Inc.
June 8, 2009

If it becomes necessary or advisable to secure the services of others in connection with our representation of you, such as expert witnesses, jury consultants, accountants or attorneys to represent you in other localities, we will normally discuss these needs with you prior to retaining outside persons.  These persons typically determine their own fees, and will ordinarily provide a separate engagement letter with either you or the Firm. We will provide you with a copy of such engagement letter.  We normally ask that these types of outside professionals bill you directly. Whether you are billed directly or receive bill forwarded from the Firm, you will be ultimately responsible for paying the amounts billed.

It is expressly understood and agreed that this Agreement shall be governed by, construed, interpreted, and enforced in accordance with the laws of the State of Texas and shall be performable in Dallas County, Texas.  All claims, disputes, or other differences between Client and the Firm or any of its attorneys regarding the above-referenced litigation, our engagement or services related thereto, or this Agreement shall first be referred to a business person selected jointly by you and the Firm.  The parties shall explain their respective claims, disputes, or differences to the business person selected who shall render a non-binding recommendation to them for resolving such claims, disputes, or differences.  If the parties are unable to agree on a business person, or if, at least, one of the parties is unwilling to accept and abide by the non-binding recommendation of the business person, then any and all such claims, disputes, or differences shall be exclusively resolved by binding arbitration pursuant to the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), with arbitration to occur at Dallas, Texas.  The arbitration shall be before a single arbitrator selected from the complex business or commercial cases panel of the AAA, and each party shall bear its own attorney fees and costs in connection with the arbitration, including the costs of the AAA and the arbitrator, which shall be equally divided.  The AAA shall, promptly after receipt of a demand for arbitration from one of the parties, proceed to select the arbitrator.  In doing so, the AAA shall submit a list of 5 potential arbitrators to the parties who, within five days thereafter, shall be entitled to strike two names and rank the remaining names.  You acknowledge that you have been advised by independent counsel that submission to binding arbitration typically results in the waiver of significant rights, including the waiver of the right to file a lawsuit in a different venue, waiver of the right to a jury trial, the possible waiver of broad discovery, and the loss of the right to appeal.  In the event that, for any reason, the arbitration provision set forth in this paragraph is deemed to be unenforceable, such unenforceability shall have no effect on any other provision of this Agreement and the parties in such event shall be free to pursue whatever other remedies are otherwise available to them.

Because we are a party to this Agreement and have a material economic interest in it, we have a conflict of interest and cannot give you any advice with respect to it.  We therefore strongly advise you to seek independent legal representation regarding this Agreement and the arbitration provision contained in it.

Confidential Treatment Requested

Kendall Larsen
VirnetX, Inc.
June 8, 2009

If, after review of this letter, you find the foregoing to be acceptable, I request that you sign and return the original to me, which, when executed, will indicate VirnetX’s agreement to this fee arrangement and will authorize us to undertake legal services on the terms set forth herein.

Sincerely, McKOOL SMITH, P.C. By: /s/ Sam Baxter Samuel F. Baxter

Confidential Treatment Requested

Kendall Larsen
VirnetX, Inc.
June 8, 2009

AGREED AND APPROVED:

VIRNETX, INC.

By:   /s/ Kendall Larsen
Kendall Larsen
Chief Executive Officer

Confidential Treatment Requested

EXHIBIT A

TERM SHEET

Terms of engagement of McKool Smith by VirnetX, Inc. for the Microsoft case, including appeal, if any:

•	Engagement letter to be signed ASAP in June with no contingencies to engagement

•
VirnetX will seek transitional support from Chris Bright at McDermott for a few weeks while McKool is getting up to speed, but McKool will take over the lead on the case immediately (responses to expert reports are due June 19th)

•	Although not a contingency to the engagement, both parties think it’s a good idea to move the trial date out a couple months if the judge permits, which is reasonably likely

•
McKool’s fee will be fixed at $3M (the fixed amount) plus 8% of case proceeds (the contingency fee) unless the case proceeds are [***] or less, in which case, McKool’s fee will be their actual time (up to the fixed amount) plus 8% of case proceeds

•	Expenses are not capped, but are estimated to be approximately $1M

•
McKool will bill for actual time (up to the fixed amount) and expenses, with the first bill to be sent out after the first full month of the engagement (i.e., in August covering the month of July as well as the June stub time), and any fixed amount remaining unbilled as well as the contingency fee will be assessed and billed upon final resolution of the case (i.e., after trial and any appeal or settlement)

A-1
Confidential Treatment Requested